EXHIBIT 3.21


Filed in the Office of the                CERTIFICATE  OF AMENDMENT
Secretary of State of the
State of Nevada on                    TO THE ARTICLES OF INCORPORATION OF
September 24, 1999, No.
C15770-97, Dean Heller,                  EASTERN MANAGEMENT CORPORATION
Secretary of State

The undersigned certifies that, pursuant to the provisions of the Nevada Revised Statutes, the shareholders of EASTERN MANAGEMENT CORPORATION, a Nevada corporation, adopted the following resolutions to amend its articles of incorporation on September 21, 1999:

1. All of the directors consented in writing to the following resolution dated September 21, 1999:

     "RESOLVED that upon receipt of a shareholder's resolution authorizing a change of the Company's name from "Eastern Management Corporation" to "inFOREtech Inc.", the president and sole director of the Company, Mr.
     Jason John, is authorized to make such administrative, regulatory and governmental filings as are necessary to effect the change of the Company's name to "inFOREtech Inc."."

2. A majority of the shareholders holding 60.8% of the common shares outstanding of Eastern Management Corporation consented in writing to the following resolution dated September 21, 1999:

     RESOLVED that the Company's articles of incorporation be amended as follows:

     "1.   The name of the corporation is:

           inFOREtech Inc."


Dated this 23rd day of September, 1999.

                                    EASTERN MANAGEMENT CORPORATION

                                    Per:
                                         /s/ Jason John
                                         ---------------------------------------
                                         Jason John, President and Director

                                    Per:
                                         /s/ Jason John
                                         ---------------------------------------
                                         Jason John, Secretary and Director